SIXTH AMENDMENT

TO

EXCLUSIVE LICENSE AGREEMENT

This Sixth Amendment to the Exclusive License Agreement (this "Amendment") is entered into as of July 10, 2013, by and between The George Washington University ("University") and Protea Biosciences, Inc., ("Company") having a place of business at 955 Hartman Run Road, Suite 210, Morgantown, West Virginia 26507. University and Company may each be referred to herein individually as "Party" and collectively as the "Parties". The Exclusive License Agreement effective as of December 1, 2008, which was amended as set forth in the Amended and Restated Exclusive License Agreement effective as of February 22, 2010, amended via the second amendment effective as of January 14, 2011, amended via the third amendment effective as of April 27, 2011, amended via the fourth amendment effective as of June 21, 2011, and further amended via the fifth amendment effective as of September 10, 2012, and all appendices and exhibits thereto are collectively referred to herein as the "Amended Exclusive License Agreement".

Recitals

WHEREAS, University and Company desire to amend the Amended Exclusive License Agreement and update certain information in the Amended Exclusive License Agreement appearing in Sections 1, 1.3, 1.7, 1.9, and 4 and Exhibit A;

WHEREAS, University and Company desire to acknowledge their mutual understanding of "Joint Inventions" as that term appears is Sections 1.6 and 3.3(d);

WHEREAS, University and Company acknowledge their mutual understanding of the term "Net Sales" as that term appears in Section 1.7 to include and always to have included sale of Products or Processes;

WHEREAS, University and Company acknowledge their mutual understanding of the term "Processes" as that term appears in Section 1.9 to include and always to have included services;

NOW, THEREFORE, for and in consideration of the mutual terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to Section 1 "DEFINITIONS." All capitalized terms used herein and not otherwise defined herein shall have the meanings given to those terms in the Amended Exclusive License Agreement.

1.12 **"License Revenue of Joint Inventions"** shall mean collectively all fees, royalties, and other payments and consideration paid to University to make, have made, practice, use, import, offer for sale, and sell Joint Inventions.

1.13 **"Unreimbursed Legal Expenses for Joint Inventions"** shall mean all documented expenses incurred by University in connection with drafting, filing, prosecuting, and maintaining patent applications for Joint Inventions and maintaining patents on Joint Inventions that are not reimbursed by Company or Third Party.

1.14 **"Net License Revenue of Joint Inventions"** shall mean License Revenue of Joint Inventions minus Unreimbursed Legal Expenses for Joint Inventions.

2. Amendment of the Whereas Clauses. The first three "Whereas" clause shall be deleted in their entirety and replaced with the following:

WHEREAS, University and Company desire to clarify certain provisions of the Amended Exclusive License Agreement, particularly, but not exclusively, with respect to Ablation Chamber for Remote Laser Ablation Electrospray Ionization Mass Spectrometry;

WHEREAS, University and Company desire to amend and restate the Amended Exclusive License Agreement to include such clarifications;

WHEREAS, University is the owner of certain rights relating to the LAESI technology, the 3D imaging technology, LAESI Detection of Metabolic Changes In Cells Upon Viral Infection technology, LAESI Analysis of small cell populations and single cells by consecutive laser pulses and High Throughput Single Cell Analysis by Plume Focusing in Laser Ablation Electrospray Ionization (LAESI) Mass Spectrometry;

WHEREAS, University and Company are the co-owners of certain rights relating to Ablation Chamber for Remote Laser Ablation Electrospray Ionization Mass Spectrometry; and

3. Amendment to Section 1.3 "University Technology Rights". Section 1.3 "University Technology Rights" shall be deleted in its entirety and replaced with the following section:

1.3 **"University Technology Rights"** shall mean the University's rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings, or data that are created by Akos Vertes (Inventor) at the University relating to subject matter disclosed in the applications set out in Exhibit A, or relating to the Laser Ablation Electrospray Ionization (LAESI), 3D imaging technology, and LAESI Detection Of Metabolic Changes In Cells Upon Viral Infection technologies and LAESI application to small cell populations technologies including the technology as described in the University invention disclosure entitled "Subcellular Analysis by Laser Ablation Electrospray Ionization (LAESI) Mass Spectrometry", a copy of the invention disclosure statement is attached as Exhibit B to Second Amendment, "High Throughput Single Cell Analysis by Plume Focusing in Laser Ablation Electrospray Ionization (LAESI) Mass Spectrometry", a copy of the invention disclosure is attached as Exhibit B to Third Amendment, and "Ablation Chamber for Remote Laser Ablation Electrospray Ionization Mass Spectrometry", a copy of the invention disclosure is attached as Exhibit B to this Sixth Amendment, which are useful or desirable for practicing such technologies and/or the inventions described by the University Patent Portfolio.

4. Amendment to Section 1.7 "Net Sales". Section 1.7 "Net Sales" shall be deleted in its entirety and replaced with the following section:

1.7 **"Net Sales"** shall mean the aggregate U.S. Dollar equivalent of gross revenues derived by and actually paid to Company or its Affiliates or any sublicensee for or on account of the sale of Products or Processes to Third Parties less (a) credits or allowances, if any, actually granted on account of price adjustments, recalls, rejections, or return of items previously sold, (b) prompt payment or actual trade or quantity discounts actually allowed

and taken, (c) excises, sales taxes, value added taxes, consumption taxes, duties, foreign withholding tax actually withheld, or other taxes imposed upon and paid with respect to such sales (excluding income or franchise taxes of any kind), and (d) insurance and delivery costs actually incurred. No deduction shall be made for any item of cost incurred by Company or its Affiliates in preparing, manufacturing, shipping, or selling Products or Processes except as permitted by (a), (b), (c), and (d) above. Intercompany sales of Products or Processes between Company and an Affiliate shall not be considered a sale of Products or Processes to Third Parties for purposes of paying University a royalty hereunder, and instead Net Sales shall be calculated for purposes of paying royalties to Company based upon the sale by Company or the applicable Affiliate of such Product or Process to a Third Party. If Company or an Affiliate licenses or sells to or through a distributor (which is not an Affiliate of Company), Net Sales shall be the gross revenues received by Company and/or the applicable Affiliate from the sale of the Product(s) or Process(es) to such distributor. Any such distributor arrangement must be under reasonably conventional distributor terms that are agreeable to the University. In the event that Company or any of its Affiliates transfers Products to, or performs Processes for, Third Parties for other than monetary value in whole or in part, such transfer shall be considered a sale hereunder for accounting and royalty purposes. Net Sales for any such transfers shall be determined on a country-by-country basis and shall be the average price of arms length sales by Company or its Affiliates in such country during the royalty period in which such transfer occurs, or if no such arms length sales occurred in such country during such period, during the last period in which such arms length sales occurred. If no arms length sales have occurred in a particular country, Net Sales for such transfer or performance shall be the average price of arms length sales of Products or Processes in all countries. If a Product or Process is sold as part of a system, package, or combination product, Net Sales for such transfer shall be calculated by multiplying the Net Sales of the combination product by the fraction A/B where "A" is the average unit price of the Product or Process when sold separately and "B" is the average unit price of the combination product.

5. Amendment to Section 1.9 "Processes". Section 1.9 "Processes" shall be deleted in its entirety and replaced with the following section:

1.9 **"Processes"** shall mean any method or process, including services utilizing any such method or process, the practice, use, offer for sale, or sale of which: (a) would, in the absence of this Agreement, infringe one or more claims of the issued patents in the University Patent Portfolio or (b) is described within or otherwise covered by, in whole or in part, the University Technology Rights (or any portion thereof) or one or more pending patent applications within the University Patent Portfolio.

6. Amendment to Section 4 "PAYMENTS." Section 4 "PAYMENTS" shall be amended by the addition of the following subsections:

4.4 **Allocation and Distribution of Net License Revenue for Joint Inventions.** University shall distribute a percentage of Net License Revenue for Joint Inventions to Company according to the Table 1. If a Joint Invention is sold as part of a system, package, or combination product, University agrees to make best efforts to assess the percentage of License Revenue of Joint Inventions accrued from such Joint Invention.

Table 1. Allocation of Net License Revenue for Joint Invention to Company

Application No./ Patent No.	Filing Date/ Issue Date	Title	Inventor(s) (Affiliation) University or Company	GWU Tech ID	Allocation of Net License Revenue for Joint Invention to Company
To be filed	To be filed	Ablation Chamber for Remote Laser Ablation Electrospray Ionization Mass Spectrometry	Vertes, Akos (U); Compton, Laine R (U). Powell, Matthew J. (C); Reschke, Brent R. (C); Friend, Jordan L (C).	013-048-Vertes	30%

4.5 Distribution to Inventors' Share of Net License Revenue. Each Party shall be solely responsible for calculating and distributing to its affiliated inventors as listed in Table 1 any share of Net License Revenue for Joint Inventions in accordance with its respective patent policy, if applicable, during the Term of this Agreement.

4.6 Government Rights. The Parties agree to comply with the provision of 37 C.F.R. § 401, Rights to Inventions Made by Nonprofit Organizations and Small Business Firms under Government Grants, Contracts, And Cooperative Agreements, and any modifications thereof as those provisions relate to the Joint Invention.

7. Amendment to Exhibit A. Exhibit A shall be deleted in its entirety and replaced with the following exhibit:

EXHIBIT A

Application No./ Patent No.	Filing Date/ Issue Date	Title	Inventor(s)	GWU Tech ID
12/176,324 8,067,730	July 18, 2008 November 29, 2011	Laser Ablation Electrospray Ionization (LAESI) for Atmospheric Pressure, In Vivo, and Imaging Mass Spectrometry	Vertes, Akos; Nemes, Peter;	006-000x- Vertes
13/271,435 8,487,244	October 12, 2011 July 16, 2013	Laser Ablation Electrospray Ionization (LAESI) for Atmospheric Pressure, In Vivo, and Imaging Mass Spectrometry	Vertes, Akos; Nemes, Peter;	006-000x- Vertes
12/323,276 7,964,843	November 25, 2008 June 21, 2011	Three-dimensional Molecular Imaging by Infrared Laser Ablation Electrospray Ionization Mass Spectrometry	Vertes, Akos; Nemes, Peter	006-000x- Vertes
13/101,518 8,299,429	May 5, 2011 October 30, 2012	Three-dimensional Molecular Imaging by Infrared Laser Ablation Electrospray Ionization Mass Spectrometry	Vertes, Akos; Nemes, Peter	006-000x- Vertes
13/559,943 8,487,246	July 27, 2012 July 16, 2013	Three-dimensional Molecular Imaging by Infrared Laser Ablation Electrospray Ionization Mass Spectrometry	Vertes, Akos; Nemes, Peter	006-000x- Vertes

12/774,533	May 5, 2010	Methods for Detecting Metabolic States by Laser Ablation Electrospray Ionization Mass Spectrometry	Vertes, Akos; Kashanchi, Fatah; Sripadi, Prabhakar; Kehn-Hall, Kylene	010-0004- Vertes
13/045,277	March 10, 2011	Subcellular Analysis by Laser Ablation Electrospray Ionization (LAESI) Mass Spectrometry	Vertes, Akos; Stolee, Jessica A; Shrestha, Bindesh	011-0001- Vertes
61/1507,836	July 14, 2011	Plume Collimation for Laser Ablation Electrospray Ionization Mass Spectrometry	Vertes, Akos; Stolee, Jessica A	011-0013-Vertes
13/549,988	July 16, 2012	Plume Collimation for Laser Ablation Electrospray Ionization Mass Spectrometry	Vertes, Akos; Stolee, Jessica A	011-0013-Vertes
PCT/US09/51157	July 20, 2009	LAESI for Atmospheric Pressure, In Vivo and Imaging Mass Spectrometry	Vertes, Akos; Nemes, Peter	006-000x- Vertes
PCT/US09/65891	November 25, 2009	Three-dimensional Molecular Imaging by Infrared Laser Ablation Electrospray Ionization Mass Spectrometry	Vertes, Akos; Nemes, Peter	006-000x- Vertes
CA 20092744703	November 25, 2009	Three-dimensional Molecular Imaging by Infrared Laser Ablation Electrospray Ionization Mass Spectrometry	Vertes, Akos; Nemes, Peter	006-000x- Vertes
JP 20110537736	November 25, 2009	Three-dimensional Molecular Imaging by Infrared Laser Ablation Electrospray Ionization Mass Spectrometry	Vertes, Akos; Nemes, Peter	006-000x- Vertes
EP 20090832362.9	November 25, 2009	Three-dimensional Molecular Imaging by Infrared Laser Ablation Electrospray Ionization Mass Spectrometry	Vertes, Akos; Nemes, Peter	006-000x- Vertes
PCT/US10/33757	May 5, 2010	Methods for Detecting Metabolic States by Laser Ablation Electrospray Ionization Mass Spectrometry	Vertes, Akos; Kashanchi, Fatah; Sripadi, Prabhakar; Kehn-Hall, Kylene	010-0004- Vertes
PCT/US12/46886	July 16, 2012	Plume Collimation for Laser Ablation Electrospray Ionization Mass Spectrometry	Vertes, Akos; Stolee, Jessica A	011-0013-Vertes

8. Reaffirmation; Conflicts. Except as expressly amended by this Amendment, the Amended Exclusive License Agreement is and shall continue to be in full force and effect. This Amendment shall be deemed to revise the terms and provisions specifically referenced herein. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the

Amended Exclusive License Agreement, this Amendment shall govern; provided, however, that the fact that a term or provision appears in this Amendment but not in the Amended Exclusive License Agreement, or in the Amended Exclusive License Agreement but not in this Amendment, shall not be interpreted as, or deemed grounds for finding, a conflict for purposes of this Section.

9. Execution in Counterparts; Effectiveness; Severability. This Amendment may be executed in any number of counterparts and by any combination of the Parties hereto in separate counterparts, each of which counterpart shall be an original and all of which when taken together shall constitute one and the same Amendment. This Amendment shall become effective as of the date first above written when and if counterparts of this Amendment shall have been executed by the Parties hereto. If any section, paragraph, clause, or provision of this Amendment shall for any reason be held to be invalid or unenforceable, the invalidity or unenforceability of such section, paragraph, clause, or provision' shall not affect any of the remaining provisions of this Amendment, the intent being that the same are severable.

On and after the effective date of this Amendment, each reference in the Amended Exclusive License Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Amended Exclusive License Agreement shall mean and be a reference to the Amended Exclusive License Agreement as amended by this Amendment.

10. Section References. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the Parties hereto evidenced hereby.

11. Governing Law. THIS AMENDMENT SHALL BE DEEMED MADE AND PREPARED AND SHALL BE GOVERNED, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE DISTRICT OF COLUMBIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THEREOF WHICH MAY REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

Name: Leo Chalupa, Ph.D. Title: Vice President for Research The George Washington University	Name: Stephen Turner Title: President Protea Biosciences, Inc.

Exhibit B

The George Washington University Invention Disclosure with GWU Tech ID 013-048-Vertes, entitled "Ablation Chamber for Remote Laser Ablation Electrospray Ionization Mass Spectrometry". The Invention Disclosure begins on the following page.

Ablation Chamber for Remote Laser Ablation Electrospray Ionization Mass Spectrometry

Laine Compton[1], Brent Reschke[2], Jordan Friend[2], Matthew Powell[2] and Akos Vertes[1]

1. Department of Chemistry, W.M. Keck Institute for Proteomics Technology and Applications, The George Washington University, Washington, DC 20052

2. Protea Biosciences Group, Inc., Morgantown, WV 26507

SUMMARY

Preliminary data, observations and discussion are presented for the first demonstration of remote laser ablation electrospray ionization mass spectrometry (rLAESI-MS). Here, laser ablation occurs inside a chamber removed from the mass spectrometer inlet. Ablated neutrals are carried, via N_2 carrier gas, through transfer tubing to the electrospray plume, where the neutrals are ionized and the ions are detected by the mass spectrometer. The presented results include spectra from verapamil solutions and an *Arabidopsis thaliana* leaf. Initial observations are made in regards to carrier gas flow rates and ablation chamber design, focusing on inner-chamber volume and geometry. Ongoing experiments are also noted.

INTRODUCTION

Laser ablation electrospray ionization mass spectrometry (LAESI-MS) is an ambient ionization technique and has been utilized for the analysis of complex mixtures, cell populations, tissues, single

cells, etc. [1-6] One of the drawbacks of the current modality of LAESI is that ablation needs to happen within a few centimeters of the mass spectrometer orifice. This geometry restricts analysis of large odd-shaped samples and limits the coupling of other analytical tools, such as research-grade microscope, to employ during analysis. One approach to address these limitations is to isolate and move the ablation event away from the mass spectrometer orifice and yet still retain the ionization of neutrals by the electrospray plume. This leads to a necessity for a remote ablation chamber (cell).

Remote ablation cells have been used by Gunther *et al.* for laser ablation inductively coupled plasma mass spectrometry (LA-ICP-MS).[7-11] Here, laser ablation occurs within an ablation cell and neutrals are carried, via carrier gas, through transfer tubing to the ICP-MS inlet for analysis. The dependence of sample signal and intensity on ablation cell volumes[7], transfer tubing lengths and configurations[7], carrier gas compositions[12] and flow rates[11] have been investigated and complemented with comprehensive mathematical modeling of gas flow dynamics within the ablation cell[7, 13]. Results from these studies have led to the conclusions that the reduction in ablation cell volume enhances signal intensity[7, 13], varying the number of coils in transfer tubing restricts particles of different sizes[9] and inert gases increase sensitivity [12].

In this work, the first rLAESI-MS experiments are presented. Verapamil solutions and an *Arabidopsis thaliana* leaf are used to address chamber performances.

MATERIALS AND METHODS

Two ablation chambers of volumes 55.4 cm^3 and 27.7 cm^3 were fabricated from acrylonitrile butadiene styrene (ABS) using a 3D printer at Protea Biosciences Group, Inc. in Morgantown, WV. Diagrams

indicating chamber dimensions are shown below in Figure 1.


a. Side-view of 27.7 cm³ Remote Ablation Chamber
6.31 cm
0.21 cm
0.60 cm
b. Top-down view of inner geometry for 27.7 cm³ Ablation Chamber
2.73 cm
2.50 cm
c. Side-view of 55.4 cm³ Remote Ablation Chamber
0.66 cm
0.60 cm
d. Top-down view of inner geometry for 55.4 cm³ Ablation Chamber
3.10 cm
2.00 cm

Figure 1. Schematics of the two chambers used in this report. (a) the side-view of the 27.7 cm^3 chamber, (b) the top-down view of the inner geometry for the 27.7 cm^3 chamber, (c) the side-view of the 55.4 cm^3 chamber and (d) the top-down view of the inner geometry for the 55.4 cm^3 chamber.

The top of the 27.7 cm^3 chamber has affixed a circular CaF_2 infrared (IR) window with anti-reflective coating to allow the laser beam to enter the chamber and ablate the sample as seen in Figure 1a. The top of the 55.4 cm^3 chamber is composed of a microscope slide to allow the laser beam to enter the chamber and ablate the sample as seen in Figure 1c. Both chambers have elliptical inner geometries (Figures 1b and 1d).All data presented was acquired with an AccuTOF mass spectrometer (JMS-T1000LC, JEOL USA Inc., Peabody, MA). The experimental setup used for the remote ablation experiments is shown below in Figure 2.


Side-view
(a)
Transfer tubing
MS inlet
5 mm
Electrospray emitter
(b)
Transfer tubing

Figure 2. The experimental arrangement for remote ablation chamber experiments. (a) Side-view of the transfer tubing orientation respective to the electrospray emitter and mass spectrometer (MS) inlet. (b) Setup for the 2.94 μm laser beam, ablation chamber and transfer tubing.

The position of the transfer tubing, electrospray emitter and MS inlet is shown in Figure 1a. A 45.7 cm segment of PTFE tubing with a 4 mm inner diameter (Grainger Inc., Robbinsville, NJ) was used to transfer ablated neutrals from the ablation chamber to the electrospray plume via a N_2 carrier gas, regulated by a gas flow meter (#5 Flow meter, Aalborg, Orangeburg, NY). The transferred neutrals were then delivered to the top of the expanding electrospray plume, ionized and entered the mass spectrometer for analysis.

The electrospray was produced by pumping a 50:50 water:methanol solution with 0.1% acetic acid (*v/v*) from a syringe pump (SP100I, World Precision Instruments, Sarasota, FL) at 2.0 μL/min flow rate through a stainless steel emitter (i. d. 100 μm, MT320-100-5-5, New Objective, Woburn, MA). High voltage (+3.4 kV) was generated by a power supply (PS350, Stanford Research Systems,

Sunnyvale, CA) and was applied to the stainless steel emitter. A focused 2.94 µm laser beam (Opolette 100, Opotek, Carlsbad, CA) with 0.68 mJ energy at a 10 Hz repetition rate was used for laser ablation.

A 100 µM solution of verapamil (Sigma Aldrich, St. Louis, MO) in 50:50 water:methanol with 0.1% acetic acid was used for the experiments with liquid samples. For the remote laser ablation electrospray ionization (rLAESI) analysis of plant tissue, the ends of an *Arabidopsis thaliana* leaf were taped to the bottom of the chamber. Optical images are presented in the supplementary section, showing the *A. thaliana* leaf before and after laser ablation in the 55.4 cm^3 chamber.

RESULTS

Effect of Carrier Gas Flow Rate



m/z 455.6 Intensity with Varying Carrier Gas Flow Rate
for 55.4 cm³ chamber
Intensity (counts/s)
18000
15000
12000
9000
6000
3000
0
0.0
0.5
1.0
1.5
2.0
Gas Flow Rate (L/min)

Figure 3. Averaged signal intensity of protonated verapamil (*m/z* 455) in rLAESI with the 55.4 cm^3 ablation chamber as a function of carrier gas flow rate.

Figure 3 shows the averaged ion intensity of verapamil $[M+H]^+$, *m/z* 455, in the 55.4 cm^3 chamber for rLAESI experiments. The N_2 carrier gas flow rate was varied from 0.21 to 2.0 L/min. Flow rates above 2.0 L/min are not shown due to the deposited sample being blown away by the carrier gas. Three replicates are averaged for flow rates 0.21 and 0.63 L/min. Six replicates are averaged for flow rates 1.1 – 2.0 L/min. As the carrier gas flow rate is increased, the intensities of *m/z* 455 show an increase at 1.1 L/min and converge to ~7,000 counts/s at 2.0 L/min. This suggests that there is a threshold flow rate for the efficient transport of the ablated material. Visual observation indicated that during sample ablation at 2.4 and 2.6 L/min carrier gas flow rates, part of deposited sample droplet was blown away. This means that reliable rLAESI operation in the larger chamber takes place in the 1.1 to 2.0 L/min gas flow rate range. In this range, the flow rate does not seem to have an effect on the rLAESI signal.


m/z 455 Intensity with Varying Carrier Gas Flow Rate
for 27.7 cm³ Chamber
Intensity (counts/s)
100000
80000
60000
40000
20000
0.0
0.5
1.0
1.5
2.0
Gas Flow Rate (L/min)

Figure 4. Averaged signal intensity of *m/z* 455 as the carrier gas flow rate is changed for the 27.7 cm^3 ablation chamber.

Figure 4 shows the ion intensity of verapamil $[M+H]^+$, *m/z* 455, in the 27.7 cm^3 chamber for rLAESI experiments. The N_2 carrier gas flow rate was varied from 0.21 – 2.0 L/min. Compared to the 55.4 cm^3 chamber, the intensity of the *m/z* 455 ion ultimately increased by a factor of seven for the smaller volume chamber. The confinement of the ablation plume in the 27.7 cm^3 chamber may lead to a more favorable interaction with the carrier gas, better transfer to the electrospray plume and thus higher signal intensity. The use of the CaF_2 IR-window in this chamber design allowed for stronger ablation of the solution, which may also contribute to the increase in signal intensity. As with the 55.4 cm^3 chamber, visual observation confirmed that during ablation inside the 27.7 cm^3 the deposited sample was also blown away at 2.4 and 2.6 L/min carrier gas flow rates. This means that reliable rLAESI operation in the smaller chamber takes place below 2.0 L/min gas flow rate.

Probing the Origin of Ions

To determine whether the observed spectrum was truly due to laser ablation or if the carrier gas was producing droplets from the liquid sample, data was collected for various carrier gas flow rates with and without laser ablation. Figures 5 and 6 show the intensities for *m/z* 455 ions using the 55.4 cm^3 and 27.7 cm^3 chambers, respectively.


Origin of m/z 455 Signal for 55.4 cm³ Chamber
1800
1500
1200
900
600
300
Intensity (counts/s)
0.0
0.5
1.0
1.5
2.0
Gas Flow Rate (L/min)

Figure 5. Signal intensity of *m/z* 455 ions as a function of carrier gas flow rate for 55.4 cm^3 ablation chamber. Data is shown with (■) and without (●) the laser on to verify that signal is due to ablation


Origin of m/z 455 Signal for 27.7 cm³ Chamber
Intensity (counts/s)
100000
80000
60000
40000
20000
0
0.0
0.5
1.0
1.5
2.0
Gas Flow Rate (L/min)

Figure 6. Signal intensity of *m/z* 455 ions as a function of carrier gas flow rate for 27.7 cm^3 ablation chamber. Data is shown with (■) and without (●) the laser on to verify that signal is due to laser ablation.

As shown above in Figures 5 and 6, when the electrospray and carrier gas are on and laser ablation occurs within the chamber, signal for the verapamil molecular ion is present. When only the electrospray and carrier gas are on, there is no signal observed for that ion. This shows that laser ablation is the only cause of the observed verapamil signal and that we are, in fact, performing rLAESI-MS.

Tissue Analysis with rLAESI


rLA-ESI of *A. thaliana* Leaf in 27.7 cm^3 Chamber
with 1.1 L/min Carrier Gas Flow Rate
Intensity (counts/s)
1000
800
600
400
200
0
200
400
600
800
m/z
sucrose, [M+Na]$^+$ m/z 365
sucrose, [M+K]$^+$ m/z 381

Figure 7. Mass spectrum corresponding to rLAESI of an *A. thaliana* leaf in the 27.7 cm^3 chamber with a carrier gas flow rate of 1.1 L/min.

Figure 7 shows the background subtracted mass spectrum of an *A. thaliana* leaf produced by rLAESI in the 27.7 cm^3 chamber with a carrier gas flow rate of 1.1 L/min. Tentative assignments of [sucrose+K]$^+$ and [sucrose+Na]$^+$, *m/z* 381 and 365 respectively, are indicated. The intensity of the *A. thaliana* spectrum is quite low compared to the intensities presented in Figures 3 and 4.

CONCLUSION

We demonstrated the first successful experiments with rLAESI-MS of liquid and tissue samples. The carrier gas flow rates do not appreciably influence ion intensities for either the 55.4 cm^3 27.7 cm^3 chamber. The chamber volumes themselves affect the *m/z* 455 ion intensity; the 27.7 cm^3 chamber produced the highest intensity as well as the least variation between experimental runs. Additionally, the IR window on top of the 27.7 cm^3 chamber enhances the ablation inside of the chamber which is a contributing factor to the higher signal intensity.

Preliminary analysis of the *A. thaliana* leaf by rLAESI-MS revealed two characteristic spectral peaks expected from a plant tissue, as well as over twenty additional ions. Spectrum intensity from the plant tissue was lower than the experiments with 100 μM verapamil. Further experiments with *A. thaliana* leaves need to be carried out to better characterize and optimize the chamber and the operating conditions.

Ongoing experiments with these chambers include the continued analysis of plant tissue as well as investigations of different transfer tubing lengths, positions and angles relative to the electrospray emitter. Continued optimization of the chambers should focus on smaller inner-chamber volumes, a wider diameter of transfer tubing and curved inner-chamber geometries.

Supplementary Information


(a)
1.0 cm
(b)
1.0 cm

Figure S1. *A. thaliana* leaf (a) before and (b) after laser ablation, respectively. These optical images confirm that ablation of tissue takes place in the chambers.

REFERENCES

1. Nemes, P., et al., *Ambient molecular imaging and depth profiling of live tissue by infrared laser ablation electrospray ionization mass spectrometry.* Analytical Chemistry, 2008. **80**(12): p. 4575-4582.
2. Nemes, P., A.A. Barton, and A. Vertes, *Three-Dimensional Imaging of Metabolites in Tissues under Ambient Conditions by Laser Ablation Electrospray Ionization Mass Spectrometry.* Analytical Chemistry, 2009. **81**(16): p. 6668-6675.
3. Nemes, P. and A. Vertes, *Laser ablation electrospray ionization for atmospheric pressure, in vivo, and imaging mass spectrometry.* Analytical Chemistry, 2007. **79**(21): p. 8098-8106.
4. Shrestha, B., P. Nemes, and A. Vertes, *Ablation and analysis of small cell populations and single cells by consecutive laser pulses.* Applied Physics a-Materials Science & Processing,

2010. **101**(1): p. 121-126.

5. Shrestha, B. and A. Vertes, *In Situ Metabolic Profiling of Single Cells by Laser Ablation Electrospray Ionization Mass Spectrometry.* Analytical Chemistry, 2009. **81**(20): p. 8265-8271.
6. Sripadi, P., et al., *In vitro analysis of metabolites from the untreated tissue of Torpedo californica electric organ by mid-infrared laser ablation electrospray ionization mass spectrometry.* Metabolomics, 2009. **5**(2): p. 263-276.
7. Bleiner, D. and D. Gunther, *Theoretical description and experimental observation of aerosol transport processes in laser ablation inductively coupled plasma mass spectrometry.* Journal of Analytical Atomic Spectrometry, 2001. **16**(5): p. 449-456.
8. Guillong, M. and D. Gunther, *Effect of particle size distribution on ICP-induced elemental fractionation in laser ablation-inductively coupled plasma-mass spectrometry.* Journal of Analytical Atomic Spectrometry, 2002. **17**(8): p. 831-837.
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